AMENDED AND RESTATED BYLAWS

OF

CYALUME TECHNOLOGIES HOLDINGS, INC.

(A DELAWARE CORPORATION)

MARCH 19, 2013

INDEX

Article One - OFFICES		1
1.	Registered Office	1
2.	Other Offices	1
Article Two - MEETINGS OF STOCKHOLDERS		1
1.	Place	1
2.	Time of Annual Meeting	1
3.	Call of Special Meetings	1
4.	Conduct of Meetings	1
5.	Notice and Waiver of Notice	2
6.	Business of Special Meeting	2
7.	Quorum	2
8.	Required Vote	3
9.	Voting of Shares	3
10.	Proxies	3
11.	Stockholder List	3
12.	Action Without Meeting	3
13.	Fixing Record Date	4
14.	Inspectors and Judges	4
15.	Notice of Stockholder Nominations and Business	5
Article Three - DIRECTORS		12
1.	Number, Election and Term	12
2.	Vacancies	12

3.	Powers	12
4.	Place of Meetings	12
5.	Regular Meetings	12
6.	Special Meetings and Notice	13
7.	Quorum and Required Vote	13
8.	Action Without Meeting	13
9.	Telephone Meetings	13
10.	Committees	14
11.	Compensation of Directors	14
12.	Chairman of the Board	14
Article Four - OFFICERS		14
1.	Positions	14
2.	Election of Specified Officers by Board	14
3.	Election or Appointment of Other Officers	14
4.	Salaries	14
5.	Term	15
6.	Chief Executive Officer	15
7.	President	15
8.	Vice Presidents	15
9.	Secretary	15
10.	Treasurer	16
Article Five - CERTIFICATES FOR SHARES		16
1.	Issue of Certificates	16
2.	Legends for Preferences and Restrictions on Transfer	16
3.	Facsimile Signatures	17
4.	Lost Certificates	17
5.	Transfer of Shares	17
6.	Registered Stockholders	17
Article Six - GENERAL PROVISIONS		18
1.	Dividends	18
2.	Reserves	18
3.	Checks	18
4.	Fiscal Year	18
5.	Seal	18

Article Seven - AMENDMENTS OF BYLAWS		18
1.	Amendments and Bylaws	18

Article One
OFFICES

1.          Registered Office. The registered office of Cyalume Technologies Holdings, Inc., a Delaware corporation (the “Corporation”), shall be located in the City of Wilmington, State of Delaware.

2.          Other Offices. The Corporation may also have offices at such other places, either within or without the State of Delaware, as the Board of Directors of the Corporation (the “Board of Directors”) may from time to time determine or as the business of the Corporation may require.

Article Two
MEETINGS OF STOCKHOLDERS

1.          Place. All annual meetings of stockholders shall be held at such place, within or without the State of Delaware, as may be designated by the Board of Directors and stated in the notice of the meeting or in a duly executed waiver of notice thereof. Special meetings of stockholders may be held at such place, within or without the State of Delaware, and at such time as shall be stated in the notice of the meeting or in a duly executed waiver of notice thereof.

2.          Time of Annual Meeting. Annual meetings of stockholders shall be held on such date and at such time fixed, from time to time, by the Board of Directors, provided, that there shall be an annual meeting held every calendar year at which the stockholders shall elect a board of directors and transact such other business as may properly be brought before the meeting.

3.          Call of Special Meetings. Special meetings of the stockholders may be called only by the Chairman of the Board or a majority of the directors then in office, and may not be called by any other person or persons.

4.          Conduct of Meetings. The Chairman of the Board (or in his absence, the President or such other designee of the Chairman of the Board) shall preside at the annual and special meetings of stockholders and shall be given full discretion in establishing the rules and procedures to be followed in conducting the meetings, except as otherwise provided by law or in these Bylaws. Such rules or procedures may include, without limitation, the following: (a) the establishment of an agenda or order of business for the meeting; (b) rules and procedures for maintaining order at the meeting and the safety and decorum of those present; (c) limitations on attendance at or participation in the meeting to stockholders of record of the Corporation, their duly authorized and constituted proxies and attorney-in-fact, or such other persons as the person presiding at the meeting shall determine; (d) restrictions on entry or admission to the venue of meeting after the time fixed for the commencement thereof; and (e) limitations on the time allotted to questions or comments by participants. The presiding person at any meeting of stockholders, in addition to making any other determinations that may be appropriate regarding the conduct of the meeting, shall, if the facts warrant, determine and declare to the meeting that a matter or business was not properly brought before the meeting and, if such presiding person should so determine, such presiding person shall so declare to the meeting, and any such matter or business not properly brought before the meeting shall be disregarded and shall not be considered, conducted or transacted. Unless and to the extent determined by the person presiding over the meeting, meetings of stockholders shall not be required to be held in accordance with the rules of parliamentary procedure.

5.          Notice and Waiver of Notice. Written or printed notice stating the place, day and hour of the meeting and, in the case of a special meeting, the purpose or purposes for which the meeting is called, shall be delivered not less than ten (10) nor more than sixty (60) days before the day of the meeting, either personally or by first-class mail, by or at the direction of the President, the Secretary, or the officer or person calling the meeting, to each stockholder of record entitled to vote at such meeting. If the notice is mailed, such notice shall be deemed to be delivered when deposited in the United States mail addressed to the stockholder at his address as it appears on the stock transfer books of the Corporation, with postage thereon prepaid. If a meeting is adjourned to another time and/or place, and if an announcement of the adjourned time and/or place is made at the meeting, it shall not be necessary to give notice of the adjourned meeting unless the Board of Directors, after adjournment, fixes a new record date for the adjourned meeting or if the adjournment is for more than 30 days. Notice need not be given to any stockholder who submits a written waiver of notice by him before or after the time stated therein. Attendance of a person at a meeting of stockholders shall constitute a waiver of notice of such meeting, except when a stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Neither the business to be transacted at, nor the purpose of, any regular or special meeting of the stockholders need be specified in any written waiver of notice.

6.          Business of Special Meeting. Business transacted at any special meeting shall be confined to the purposes stated in the notice thereof.

7.          Quorum. The holders of a majority of the shares entitled to vote, represented in person or by proxy, shall constitute a quorum at meetings of stockholders except as otherwise provided in the Corporation’s certificate of incorporation (as may be amended and/or restated from time to time, the “Certificate of Incorporation”). If, however, a quorum shall not be present or represented at any meeting of the stockholders, the stockholders present in person or represented by proxy shall have the power to adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present or represented. At such adjourned meeting at which a quorum shall be present or represented, any business may be transacted that might have been transacted at the meeting as originally notified and called. The stockholders present at a duly organized meeting may continue to transact business notwithstanding the withdrawal of some stockholders prior to adjournment, but in no event shall a quorum consist of the holders of less than one-third (1/3) of the shares entitled to vote and thus represented at such meeting.

8.          Required Vote. The vote of the holders of a majority of the shares entitled to vote and represented at a meeting at which a quorum is present shall be the act of the Corporation’s stockholders, unless the vote of a greater number is required by law, the Certificate of Incorporation, or these Bylaws.

9.          Voting of Shares. Except as otherwise provided by the Certificate of Incorporation (including pursuant to any duly authorized certificate of designation) or these Bylaws or otherwise required by the General Corporation Law of Delaware, each outstanding share, regardless of class, shall be entitled to vote on each matter submitted to a vote at a meeting of stockholders

10.         Proxies. A stockholder may vote in person or by proxy executed in writing by the stockholder or by his duly authorized attorney-in-fact. No proxy shall be voted or acted upon after three (3) years from the date of its execution unless otherwise provided in the proxy. Each proxy shall be revocable unless expressly provided therein to be irrevocable, and unless otherwise made irrevocable by law.

11.         Stockholder List. The officer or agent having charge of the Corporation’s stock transfer books shall make, at least ten (10) days before each meeting of stockholders, a complete list of the stockholders entitled to vote at such meeting or any adjournment thereof, arranged in alphabetical order, with the address of, and the number and class and series, if any, of shares held by each. Such list, for a period of ten (10) days prior to such meeting, shall be subject to inspection by any stockholder at any time during the usual business hours at the principal place of business of the Corporation. Such list shall also be produced and kept open at the time and place of the meeting and shall be subject to the inspection of any stockholder during the whole time of the meeting. The original stock transfer books shall be prima facie evidence as to who are the stockholders entitled to examine such list or transfer book or to vote at any such meeting of stockholders.

12.         Action Without Meeting. Except to the extent that action by the written consent of the stockholders of the Corporation in lieu of a meeting has been eliminated or restricted by the Certificate of Incorporation, whenever the vote of stockholders at a meeting thereof is required or permitted to be taken for or in connection with any corporate action, by any provision of statute or of the Certificate of Incorporation or of these Bylaws, the meeting and vote of stockholders may be dispensed with, and the action taken without such meeting and vote, if a consent in writing, setting forth the action so taken, shall be signed by the holders of the outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of stock of the Corporation entitled to vote thereon were present and voted. The consent shall be delivered to the Corporation by delivery to its registered office in the State of Delaware, or the Corporation’s principal place of business, or an officer or agent of the Corporation having custody of the book or books in which the proceedings of meetings of the stockholders are recorded. Delivery made to the Corporation’s registered office shall be by hand or by certified or registered mail, return receipt requested; provided, however, that no consent delivered by certified or registered mail shall be deemed delivered until such consent is actually received at the Corporation’s registered office. All consents properly delivered in accordance with this Section 12 shall be deemed to be recorded when so delivered. No written consent shall be effective to take the corporate action referred to therein unless, within sixty (60) days of the earliest dated consent delivered to the Corporation as required by this Section 12, written consents signed by the holders of a sufficient number of shares to take such corporate action are so recorded. Prompt notice of the taking of the corporate action without a meeting by less than unanimous written consent shall be given to those stockholders who have not consented in writing. Any action taken pursuant to such written consent of the stockholders shall have the same force and effect as if taken by the stockholders at a meeting thereof.

13.         Fixing Record Date. For the purpose of determining stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, or entitled to receive payment of any dividend, or in order to make a determination of stockholders for any other proper purposes, the Board of Directors may fix in advance a date as the record date for any such determination of stockholders, such date in any case to be not more than sixty (60) days, and, in case of a meeting of stockholders, not less than ten (10) days, prior to the date on which the particular action requiring such determination of stockholders is to be taken. If no record date is fixed for the determination of stockholders entitled to notice of or to vote at a meeting of stockholders, or stockholders entitled to receive payment of a dividend, the date on which the notice of the meeting is mailed or the date on which the resolutions of the Board of Directors declaring such dividend is adopted, as the case may be, shall be the record date for such determination of stockholders. When a determination of stockholders entitled to vote at any meeting of stockholders has been made as provided in this Section, such determination shall apply to any adjournment thereof, except where the Board of Directors fixes a new record date for the adjourned meeting.

14.         Inspectors and Judges. The Board of Directors in advance of any meeting may, but need not, appoint one or more inspectors of election or judges of the vote, as the case may be, to act at the meeting or any adjournment thereof. If any inspector or inspectors, or judge or judges, are not appointed, the person presiding at the meeting may, but need not, appoint one or more inspectors or judges. In case any person who may be appointed as an inspector or judge fails to appear or act, the vacancy may be filled by the Board of Directors in advance of the meeting, or at the meeting by the person presiding thereat. The inspectors or judges, if any, shall determine the number of shares of stock outstanding and the voting power of each, the shares of stock represented at the meeting, the existence of a quorum, the validity and effect of proxies, and shall receive votes, ballots and consents, hear and determine all challenges and questions arising in connection with the right to vote, count and tabulate votes, ballots and consents, determine the result, and do such acts as are proper to conduct the election or vote with fairness to all stockholders. On request of the person presiding at the meeting, the inspector or inspectors or judge or judges, if any, shall make a report in writing of any challenge, question or matter determined by him or them, and execute a certificate of any fact found by him or them.

15.         Notice of Stockholder Nominations and Business.

(a)          Annual Meetings of Stockholders. Nominations of one or more individuals to the Board of Directors (each, a “Nomination,” and more than one, “Nominations”) and the proposal of business other than Nominations (“Business”) to be considered by the stockholders of the Corporation may be made at an annual meeting of stockholders only (i) pursuant to the Corporation’s notice of meeting or any supplement thereto; provided, however, that reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include or authorize Nominations, (ii) by or at the direction of the Board of Directors or (iii) by any stockholder of the Corporation who was a stockholder of record of the Corporation at the time the notice provided for in this Section 15 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting, and who complies with the procedures and other requirements set forth in this Section 15.

(b)          Special Meetings of Stockholders. Only such Business shall be brought before and conducted at a special meeting of stockholders of the Corporation as shall have been brought before the meeting pursuant to the Corporation’s notice of meeting; provided, however, reference in the Corporation’s notice of meeting to the election of directors or to the election of members of the Board of Directors shall not include or be deemed to include Nominations. Nominations may be made at a special meeting of stockholders of the Corporation at which directors are to be elected pursuant to the Corporation’s notice of meeting (i) by or at the direction of the Board of Directors or (ii) solely to the extent that the Board of Directors has determined that directors shall be elected at such meeting, by any stockholder of the Corporation who is a stockholder of record at the time the notice provided for in this Section 15 is delivered to the Secretary of the Corporation, who is entitled to vote at the meeting and upon such election, and who complies with the procedures set forth in this Section 15. In the event, and only if, the Corporation calls a special meeting of stockholders of the Corporation for the purpose of electing one or more directors to the Board of Directors, any such stockholder entitled to vote in such election of directors may make Nominations of one or more individuals (as the case may be) for election to such position(s) as specified in the Corporation’s notice of meeting, if the stockholder’s notice required by Section 15(c)(i) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation in accordance with Section 15(c)(i)(E).

(c)          Stockholder Nominations and Business. For Nominations and Business to be properly brought before an annual meeting of stockholders of the Corporation by a stockholder pursuant to Section 15(a)(iii), such stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 15, and any such proposed Business must constitute a proper matter for stockholder action in accordance with the Certificate of Incorporation, these Bylaws and applicable law. For Nominations to be properly brought before a special meeting of stockholders of the Corporation by a stockholder pursuant to Section 15(b)(ii), the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation in compliance with this Section 15.

(i)          Stockholder Nominations.

(A)         Only individual(s) in respect of whom a Nomination made in compliance with the procedures and other requirements set forth in this Section 15 shall be eligible for election at an annual or special meeting of stockholders of the Corporation, and any individual(s) in respect of whom a Nomination has not been made in compliance with this Section 15 shall not be considered nor acted upon at such meeting of stockholders.

(B)         For Nominations to be properly brought before an annual or special meeting of stockholders of the Corporation by a stockholder pursuant to Section 15(a)(iii) or Section 15(b)(ii), respectively, the stockholder must have given timely notice thereof in writing to the Secretary of the Corporation at the principal executive offices of the Corporation pursuant to this Section 15. To be timely, the stockholder’s notice must be delivered to the Secretary of the Corporation as provided in Section 15(c)(i)(C) or Section 15(c)(i)(D), as applicable, in the case of an annual meeting of stockholders of the Corporation, and Section 15(c)(i)(E), in the case of a special meeting of stockholders of the Corporation, respectively.

(C)         In the case of an annual meeting of stockholders of the Corporation, to be timely, any Nomination has been made pursuant to Section 15(a)(iii) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(D)         Notwithstanding Section 15(c)(i)(C), in the event that the number of directors to be elected to the Board of Directors at an annual meeting of stockholders of the Corporation is increased and there is no public announcement by the Corporation naming the nominees for the additional directorships at least one hundred (100) days prior to the first anniversary of the date of the preceding year’s annual meeting, the stockholder’s notice required by this Section 15 shall also be considered timely, but only with respect to nominees for the additional directorships, if it shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the tenth (10th) day following the day on which such public announcement of additional directorships is first made by the Corporation.

(E)         In the case of a special meeting of stockholders of the Corporation, to be timely, any Nomination made pursuant to Section 15(b)(ii) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not earlier than the close of business on the one hundred twentieth (120th) day prior to such special meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such special meeting or the tenth (10th) day following the day on which public announcement of the date of such special meeting and of the nominees proposed by the Board of Directors to be elected at such special meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of a special meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(F)         A stockholder’s notice of Nomination(s) pursuant to Section 15(a)(iii) or Section 15(b)(ii) shall set forth: (1) as to any Nomination to be made by such stockholder, (a) all information relating to the individual subject to such Nomination that is required to be disclosed in opposition proxy statements for election of directors filed and disseminated by dissident or insurgent stockholders, at their own expense, in a contested election, or is otherwise required, in each case pursuant to and in accordance with Regulation 14A under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), without regard to the application of the Exchange Act to either the Nomination or the Corporation and (b) such individual’s written consent to being named in a proxy statement as a nominee and to serving as a director if elected; and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf the Nomination is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series, and number of shares of capital stock of the Corporation that are beneficially owned, within the meaning of Rule 13d-1 (or any successor thereto) promulgated under the Exchange Act, and/or owned of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of the stockholder) intends to appear in person or by proxy at the meeting to propose such Nomination, (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to elect the individual subject to the Nomination and/or (ii) otherwise to solicit proxies from stockholders of the Corporation in support of such Nomination, (e) any significant equity interest of such stockholder and/or such beneficial owner in a principal competitor of the Corporation and (f) any direct or indirect interest of such stockholder and/or such beneficial owner in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation.

(G)         To be eligible to be a nominee for initial election as a director of the Corporation at any annual or special meeting of stockholders of the Corporation, an individual must deliver (in accordance with the time periods prescribed for delivery of notice in compliance with this Section 15) to the Secretary of the Corporation at the principal executive offices of the Corporation, a written questionnaire with respect to the background and qualifications of such individual and the background of any other person on whose behalf the Nomination is being made (which questionnaire shall be provided by the Secretary of the Corporation upon written request) and a written representation and agreement (in the form provided by the Secretary of the Corporation upon written request) that such individual:

(1)         is not and will not become a party to (a) any agreement, arrangement, plan or understanding with, and has not given any commitment or assurance to, any person as to how such individual, if elected as a director of the Corporation, will act or vote on any issue, matter or question (a “Voting Commitment”) that has not been disclosed to the Corporation or (b) any Voting Commitment that could limit or interfere with such individual’s ability to comply, if elected as a director of the Corporation, with such individual’s fiduciary duties under applicable law:

(2)         is not and will not become a party to any agreement, arrangement, plan or understanding with any person other than the Corporation with respect to any direct or indirect compensation, reimbursement, indemnification or advancements in connection with any service, action or omission in his or her capacity as a director of the Corporation that has not been disclosed to the Corporation;

(3)         is not and will not become a party to any Derivative Securities Agreement (as defined below) that has not been disclosed to the Corporation; and

(4)         in his or her individual capacity and for and on behalf of any person on whose behalf the Nomination is being made, will be in compliance, if elected as a director of the Corporation, and will comply with, applicable law and all applicable publicly disclosed corporate governance, business conduct, ethics, corporate opportunity and expectancy, conflict of interest, confidentiality and stock ownership and trading policies and guidelines of the Corporation.

In addition, the Corporation may require any individual subject to Nomination to furnish such other information as may reasonably be required by the Corporation to determine the qualifications of such individual to serve as a director of the Corporation, and any such individual may be required to meet in-person with, and to submit to one or more interviews and examinations by, the Board of Directors of the Corporation or any relevant committee thereof.

(ii)         Stockholder Business.

(A)         Only such Business shall be considered or conducted at an annual or special meeting of stockholders of the Corporation as shall have been brought before such meeting in compliance with the procedures set forth in this Section 15, and any Business not brought before such meeting in compliance with the procedures set forth in accordance with this Section 15 shall not be considered nor acted upon at such meeting of stockholders; provided, however, that if the Business is otherwise a proper subject of a stockholder proposal under Rule 14a-8 (or any successor thereto) promulgated under the Exchange Act (“Rule 14a 8”), the notice requirements of this Section 15(c)(ii) with respect to such Business shall be deemed satisfied by a stockholder if the stockholder has notified the Corporation of his, her or its intention to present such Business at an annual meeting of stockholders of the Corporation in accordance with Rule 14a-8, and such Business has been included in a proxy statement that has been prepared by the Corporation to solicit proxies for such annual meeting.

(B)         In the case of an annual meeting of stockholders of the Corporation, to be timely, any such written notice of a proposal of Business pursuant to Section 15(a)(iii) shall be delivered to the Secretary of the Corporation at the principal executive offices of the Corporation not later than the close of business on the ninetieth (90th) day nor earlier than the close of business on the one hundred twentieth (120th) day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than thirty (30) days before or after such anniversary date, notice by the stockholder must be so delivered not earlier than the close of business on the one hundred twentieth (120th) day prior to such annual meeting and not later than the close of business on the later of the ninetieth (90th) day prior to such annual meeting or the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the Corporation. In no event shall the public announcement of an adjournment or postponement of an annual meeting of stockholders of the Corporation commence a new time period (or extend any time period) for the giving of a stockholder’s notice as described above.

(C)         A stockholder’s notice of a proposal of Business pursuant to Section 15(a)(iii) shall set forth (1) as to the Business proposed by such stockholder, a brief description of the Business desired to be brought before the meeting, the text of the proposal or Business (including the text of any resolutions proposed for consideration and in the event that such Business includes a proposal to amend the Bylaws of the Corporation or a proposal to amend the Certificate of Incorporation of the Corporation (which such proposal shall expressly state that it is precatory and non-binding), the language of the proposed amendment), the reasons for conducting such Business at the meeting and any material interest in such Business of such stockholder and the beneficial owner, if any, on whose behalf the proposal is made, and (2) as to the stockholder giving the notice and the beneficial owner, if any, on whose behalf such Business is made (a) the name and address of such stockholder, as they appear on the Corporation’s books, and of such beneficial owner, (b) the class, series and number of shares of capital stock of the Corporation that are owned beneficially and/or of record by such stockholder and such beneficial owner, (c) a representation that the stockholder is a holder of record of stock of the Corporation entitled to vote at such meeting and such stockholder (or a qualified representative of such stockholder) intends to appear in person or by proxy at the meeting to propose such Business, (d) a representation whether the stockholder or the beneficial owner, if any, intends or is part of a group which intends (i) to deliver a proxy statement and/or form of proxy to holders of at least the percentage of the Corporation’s outstanding capital stock required to approve or adopt the proposed Business and/or (ii) otherwise to solicit proxies from stockholders of the Corporation in support of such Business, (e) any significant equity interest of such stockholder and/or such beneficial owner in a principal competitor of the Corporation and (f) any direct or indirect interest of such stockholder and/or such beneficial owner in any contract with the Corporation, any affiliate of the Corporation or any principal competitor of the Corporation.

(d)          General.

(i)          Except as otherwise provided by law, the person presiding at any meeting of stockholders of the Corporation shall have the power and duty (A) to determine whether a Nomination or Business proposed to be brought before such meeting was made or proposed in accordance with the procedures set forth in this Section 15 and (B) if any proposed Nomination or Business was not made or proposed in compliance with this Section 15, to declare that such Nomination or Business shall be disregarded or that such proposed Nomination or Business shall not be considered, conducted or transacted. Notwithstanding the foregoing provisions of this Section 15, if the stockholder (or a qualified representative of such stockholder) does not appear at the annual or special meeting of stockholders of the Corporation to present a Nomination or Business, such Nomination or Business shall be disregarded and such Nomination or Business shall not be considered, conducted or transacted, notwithstanding that proxies in respect of such vote may have been received by the Corporation.

(ii)         For purposes of this Section 15, “public announcement” shall mean the first public disclosure by the Corporation in a press release reported by the Dow Jones News Service, Associated Press, or comparable national news service, or disclosed by the Corporation in a document publicly filed by the Corporation with the Securities and Exchange Commission.

(iii)        For purposes of this Section 15, “Derivative Securities Arrangement” means any direct or indirect:

(A)         transaction or series of transactions, instrument, contract, agreement, arrangement, understanding or relationship with respect to any right, option, warrant, convertible or exchangeable security, swap agreement, stock appreciation right or right similar to any of the foregoing, whether or not presently exercisable, with an exercise, conversion or exchange privilege, or settlement payment or mechanism, related to any security of the Corporation, or similar instrument, including, without limitation, transactions, instruments, contracts, agreements, arrangements, understandings or relationships of the type contemplated Rule 16a-1(b) or (c)(6) of the General Rules and Regulations under the Exchange Act, which gives such person (or any of such person’s affiliates or associates) the economic equivalent of ownership of an amount of such securities due to the fact that the value of the derivative is explicitly determined in whole or in part by reference to the price or value of any security of the Corporation;

(B)         transaction or series of transactions, agreement, arrangement, understanding, proxy or relationship that included or includes an opportunity for such person (or such person’s affiliates or associates), directly or indirectly, to profit or share in any profit derived from any increase or decrease in the value of any security of the Corporation, to receive or share in the receipt of dividends payable on any security of the Corporation separate or separable from the underlying shares, to mitigate any loss or manage any risk associated with any increase or decrease in the value of any security of the Corporation or to increase or decrease the number of securities of the Corporation which such person (or such person’s affiliates or associates) was, is or will be entitled to vote, in each case under (A) and this (B) of this Section 15, including, without limitation, any put or call arrangement, short position, borrowed shares or swap or similar arrangement; and

(C)         transaction or series of transactions, plan, agreement, arrangement, understanding or relationship with respect to the borrowing or lending of securities of the Corporation or any interest therein, in each case under (A), (B) and (C) above, without regard to whether (1) such derivative conveys any voting rights in any securities of the Corporation to such person (or any of such person’s affiliates or associates), (2) the derivative is required to be, or is capable of being, settled through delivery of any securities of the Corporation or (3) such person (or any of such person’s affiliates or associates) may have entered into other transactions that hedge the economic effect of such derivative.

(iv)        For purposes of this Section 15, (A) an “affiliate” of, or person “affiliated” with, a specified person, is a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the person specified, and (B) an “associate,” when used to indicate a relationship with any person, means (1) a corporation or organization of which such person is an officer or partner or is, directly or indirectly, the beneficial owner of ten percent (10%) or more of any class of equity securities, (2) any trust or other estate in which such person has a substantial beneficial interest or as to which such person serves as trustee or in a similar capacity and (3) any relative or spouse of such person, or any relative of such spouse, who has the same home as such person or who is a director or officer of the Corporation or any of its subsidiaries.

(v)         Nothing in this Section 15 shall be deemed to affect (A) the rights or obligations, if any, of stockholders of the Corporation to request inclusion of Business proposals in the Corporation’s proxy statement pursuant to Rule 14a-8 (to the extent that the Corporation or such proposals are subject to Rule 14a-8) or (B) the rights, if any, of the holders of any series of preferred stock of the Corporation, if any, to elect directors pursuant to any applicable provisions of the Certificate of Incorporation

Article Three
DIRECTORS

1.          Number, Election and Term. Subject to any rights of the holders of any class or series of preferred stock of the Corporation to elect additional directors under specified circumstances, the number of directors of the Corporation shall be fixed from time to time, within the limits specified by the Certificate of Incorporation, by resolution of the Board of Directors; provided, however, no director’s term shall be shortened by reason of a resolution reducing the number of directors. The directors shall be elected at the annual meeting of the stockholders, except as provided in Section 2 of this Article, and each director elected shall hold office for the term for which he is elected and until his successor is elected and qualified. The directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote in the election of directors; provided, however, whenever the holders of any class or series of preferred stock of the Corporation are entitled to elect one or more directors pursuant to the provisions of the Certificate of Incorporation (including pursuant to any duly authorized certificate of designation), such directors shall be elected by a plurality of the votes of such class or series of Preferred Stock present in person or represented by proxy at the meeting and entitled to vote in the election of such directors. Directors need not be residents of the State of Delaware, stockholders of the Corporation or citizens of the United States. Unless provided otherwise by law, and subject to the rights of the holders of any series of preferred stock of the Corporation then outstanding, any director may be removed at any time (a) without cause, at a special meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class, or (b) with cause, at a special meeting of the stockholders called for that purpose by the affirmative vote of the holders of at least a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class.

2.          Vacancies. A director may resign at any time by giving written notice to the Board of Directors or the Chairman of the Board. Such resignation shall take effect at the date of receipt of such notice or at any later time specified therein; and, unless otherwise specified therein, the acceptance of such resignation shall not be necessary to make it effective. Any vacancy occurring in the Board of Directors and any directorship to be filled by reason of an increase in the size of the Board of Directors shall be filled by the affirmative vote of a majority of the current directors though less than a quorum of the Board of Directors, or may be filled by an election at an annual or special meeting of the stockholders called for that purpose, in accordance with the provisions of Article II of these Bylaws. A director elected to fill a vacancy shall be elected for the unexpired term of his predecessor in office, or until the next election of one or more directors by stockholders if the vacancy is caused by an increase in the number of directors.

3.          Powers. The business and affairs of the Corporation shall be managed by its Board of Directors, which may exercise all such powers of the Corporation and do all such lawful acts and things as are not by statute or by the Certificate of Incorporation or by these Bylaws directed or required to be exercised and done by the stockholders.

4.          Place of Meetings. Meetings of the Board of Directors, regular or special, may be held either within or without the State of Delaware.

5.          Regular Meetings. Regular meetings of the Board of Directors may also be held without notice at such time and at such place as shall from time to time be determined by the Board of Directors.

6.          Special Meetings and Notice. Special meetings of the Board of Directors may be called by the Chief Executive Officer or the President and shall be called by the Secretary on the written request of any two directors. Written notice of special meetings of the Board of Directors shall be given to each director at least twenty-four (24) hours before the meeting. Except as required by statute, neither the business to be transacted at, nor the purpose of, any regular or special meeting of the Board of Directors need be specified in the notice or waiver of notice of such meeting. Notices to directors shall be in writing and delivered personally or mailed to the directors at their addresses appearing on the books of the Corporation. Notice by mail shall be deemed to be given at the time when the same shall be received. Notice to directors may also be given by telegram, facsimile, electronic mail or similar means and shall be deemed delivered when the same shall be transmitted. Whenever any notice is required to be given to any director, a waiver thereof in writing signed by the person or persons entitled to such notice, whether before or after the time stated therein, shall be equivalent to the giving of such notice. Attendance of a director at a meeting shall constitute a waiver of notice of such meeting for the express purpose of objecting to the transaction of any business on the ground that the meeting is not lawfully called or convened.

7.          Quorum and Required Vote. A majority of the directors then in office shall constitute a quorum for the transaction of business and the act of the majority of the directors present at a meeting at which a quorum is present shall be the act of the Board of Directors, unless a greater number is required by the Certificate of Incorporation. If a quorum shall not be present at any meeting of the Board of Directors, the directors present thereat may adjourn the meeting from time to time, without notice other than announcement at the meeting, until a quorum shall be present. At such adjourned meeting at which a quorum shall be present, any business may be transacted that might have been transacted at the meeting as originally notified and called.

8.          Action Without Meeting. Any action required or permitted to be taken at a meeting of the Board of Directors or committee thereof may be taken without a meeting if a consent in writing, setting forth the action taken, is signed by all of the members of the Board of Directors or the committee, as the case may be, and such consent shall have the same force and effect as a unanimous vote at a meeting.

9.          Telephone Meetings. Directors and committee members may participate in and hold a meeting by means of conference telephone or similar communication equipment by means of which all persons participating in the meeting can hear each other. Participation in such a meetings shall constitute presence in person at the meeting, except where a person participates in the meeting for the express purpose of objecting to the transaction of any business on the ground the meeting is not lawfully called or convened.

10.         Committees. The Board of Directors, by resolution adopted by a majority of the whole Board of Directors, may designate from among its members an executive committee and one or more other committees, each of which, to the extent provided in such resolution, shall have and may exercise all of the authority of the Board of Directors in the business and affairs of the Corporation except where the action of the full Board of Directors is required by statute. Vacancies in the membership of a committee shall be filled by the Board of Directors at a regular or special meeting of the Board of Directors. The executive committee shall keep regular minutes of its proceedings and report the same to the Board of Directors when required. The designation of any such committee and the delegation thereto of authority shall not operate to relieve the Board of Directors, or any member thereof, of any responsibility imposed upon it or him by law.

11.         Compensation of Directors. The directors may be paid their expenses, if any, of attendance at each meeting of the Board of Directors and may be paid a fixed sum for attendance at each meeting of the Board of Directors or a stated salary as director. No such payment shall preclude any director from serving the Corporation in any other capacity and receiving compensation therefor. Members of special or standing committees may be allowed like compensation for attending committee meetings.

12.         Chairman of the Board. The Board of Directors may, in its discretion, choose a chairman of the board who shall preside at meetings of the stockholders and of the directors. The Chairman of the Board shall have such other powers and shall perform such other duties as shall be designated by the Board of Directors. The Chairman of the Board shall be a member of the Board of Directors but no other officers of the Corporation need be a director. The Chairman of the Board shall serve until his successor is chosen and qualified, but he may be removed at any time by the affirmative vote of a majority of the Board of Directors.

Article Four
OFFICERS

1.          Positions. The officers of the Corporation shall include a Chief Executive Officer, President, one or more Vice Presidents, a Secretary and a Treasurer, and, if elected by the Board of Directors by resolution, a Chairman of the Board. Any two or more offices may be held by the same person.

2.          Election of Specified Officers by Board. The Board of Directors shall elect the required officers of the Corporation annually.

3.          Election or Appointment of Other Officers. Such other officers and assistant officers and agents as may be deemed necessary may be elected or appointed by the Board of Directors, or, unless otherwise specified herein, appointed by the President of the Corporation. The Board of Directors shall be advised of appointments by the President at or before the next scheduled Board of Directors meeting.

4.          Salaries. The salaries of all officers of the Corporation to be elected by the Board of Directors pursuant to Article Four, Section 2 hereof shall be fixed from time to time by the Board of Directors or pursuant to its discretion. The salaries of all other elected or appointed officers of the Corporation shall be fixed from time to time by the Chief Executive Officer of the Corporation or pursuant to his direction.

5.          Term. The officers of the Corporation shall hold office until their successors are chosen and qualified. Any officer or agent elected or appointed by the Board of Directors or the President of the Corporation may be removed, with or without cause, by the Board of Directors whenever in its judgment the best interests of the Corporation will be served thereby, but such removal shall be without prejudice to the contract rights, if any, of the person so removed. Any officers or agents appointed by the President of the Corporation pursuant to Section 3 of this Article Four may also be removed from such officer positions by the Chief Executive Officer, with or without cause. Any vacancy occurring in any office of the Corporation by death, resignation, removal or otherwise shall be filled by the Board of Directors, or, in the case of an officer appointed by the President of the Corporation, by the President or the Board of Directors.

6.          Chief Executive Officer. The Chief Executive Officer shall be the chief executive officer of the Corporation and shall have the powers and perform the duties incident to that position. He shall, in the absence of the Chairman of the Board, or if a Chairman of the Board shall not have been elected, preside at each meeting of the Board of Directors or the stockholders. He shall be in the general and active charge of the entire business and affairs of the Corporation, including authority over its officers, agents and employees, and shall have such other duties as may from time to time be assigned to him by the Board of Directors. The Chief Executive Officer shall see that all orders and resolutions of the Board of Directors are carried into effect, and execute bonds, mortgages and other contracts requiring a seal under the seal of the Corporation, except where required or permitted by law to be otherwise signed and executed and except where the signing and execution thereof shall be expressly delegated by the Board of Directors to some other officer or agent of the Corporation.

7.          President. The President shall perform all duties incident to the office of President, and be responsible for the general direction of the operations of the business, reporting to the Chief Executive Officer (if different than the President), and shall have such other duties as may from time to time be assigned to him by the Board of Directors or as may be provided in these Bylaws. At the written request of the Chief Executive Officer (if different than the President), or in his absence or in the event of his inability to act, the President shall perform the duties of the Chief Executive Officer, and, when so acting, shall have the powers of and be subject to the restrictions placed upon the Chief Executive Officer in respect of the performance of such duties.

8.          Vice Presidents. The Vice Presidents in the order of their seniority (including Executive Vice Presidents), unless otherwise determined by the Board of Directors, shall, in the absence or disability of the President, perform the duties and exercise the powers of the President. They shall perform such other duties and have such other powers as the Board of Directors shall prescribe or as the President may from time to time delegate.

9.          Secretary. The Secretary shall attend all meetings of the Board of Directors and all meetings of the stockholders and record all the proceedings of the meetings of the stockholders and of the Board of Directors in a book to be kept for that purpose and shall perform like duties for the standing committees when required. He shall give, or cause to be given, notice of all meetings of the stockholders and special meetings of the Board of Directors, and shall perform such other duties as may be prescribed by the Board of Directors or President, under whose supervision he shall be. He shall keep in safe custody the seal of the Corporation and, when authorized by the Board of Directors, affix the same to any instrument requiring it.

10.         Treasurer. The Treasurer shall have the custody of corporate funds and securities and shall keep full and accurate accounts of receipts and disbursements in books belonging to the Corporation and shall deposit all moneys and other valuable effects in the name and to the credit of the Corporation in such depositories as may be designated by the Board of Directors. He shall disburse the funds of the Corporation as may be ordered by the Board of Directors, taking proper vouchers for such disbursements, and shall render to the President and the Board of Directors at its regular meetings or when the Board of Directors so requires an account of all his transactions as treasurer and of the financial condition of the Corporation.

Article Five
CERTIFICATES FOR SHARES

1.          Issue of Certificates. The shares of the Corporation shall be represented by certificates, provided that the Board of Directors of the Corporation may provide by resolution or resolutions that some or all of any or all classes or series of its stock shall be uncertificated shares. Any such resolution shall not apply to shares represented by a certificate until such certificate is surrendered to the Corporation. Notwithstanding the adoption of such a resolution by the Board of Directors, every holder of stock represented by certificates (and upon request every holder of uncertificated shares) shall be entitled to have a certificate signed by, or in the name of the Corporation by the chairman or vice-chairman of the Board of Directors, or the President or Vice President, and by the Treasurer or an Assistant Treasurer, or the Secretary or an Assistant Secretary of the Corporation, representing the number of shares registered in certificate form.

2.          Legends for Preferences and Restrictions on Transfer. If the Corporation shall be authorized to issue more than one class of stock or more than one series of any class, the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications or restrictions of such preferences and/or rights shall be set forth in full or summarized on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, provided that, except as otherwise provided by law, in lieu of the foregoing requirements, there may be set forth on the face or back of the certificate which the Corporation shall issue to represent such class or series of stock, a statement that the Corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights.

A written restriction on the transfer or registration of transfer of a security of the Corporation, if permitted by law and noted conspicuously on the certificate representing the security may be enforced against the holder of the restricted security or any successor or transferee of the holder including an executor, administrator, trustee, guardian or other fiduciary entrusted with like responsibility for the person or estate of the holder. Unless noted conspicuously on the certificate representing the security, a restriction, even though permitted by law, is ineffective except against a person with actual knowledge of the restriction. If the Corporation issues any shares that are not registered under the Securities Act of 1933, as amended, and registered or qualified under the applicable state securities laws, the transfer of any such shares shall be restricted substantially in accordance with the following legend:

“THESE SHARES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933 OR UNDER ANY APPLICABLE STATE LAW. THEY MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR PLEDGED WITHOUT (1) REGISTRATION UNDER THE SECURITIES ACT OF 1933 AND ANY APPLICABLE STATE LAW, OR (2) AT HOLDER’S EXPENSE, AN OPINION (SATISFACTORY TO THE CORPORATION) OF COUNSEL (SATISFACTORY TO THE CORPORATION) THAT REGISTRATION IS NOT REQUIRED.”

3.          Facsimile Signatures. Any and all signatures on the certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon such certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Corporation with the same effect as if he were such officer, transfer agent or registrar at the date of the issue.

4.          Lost Certificates. The Corporation may issue a new certificate of stock in place of any certificate therefore issued by it, alleged to have been lost, stolen or destroyed, and the Corporation may require the owner of the lost, stolen, or destroyed certificate, or his legal representative to give the Corporation a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of such new certificate.

5.          Transfer of Shares. Upon surrender to the Corporation or the transfer agent of the Corporation of a certificate for shares duly endorsed or accompanied by proper evidence of succession, assignment or authority to transfer, it shall be the duty of the Corporation to issue a new certificate to the person entitled thereto, cancel the old certificate and record the transaction upon its books.

6.          Registered Stockholders. The Corporation shall be entitled to recognize the exclusive rights of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person, whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of the State of Delaware.

Article Six
GENERAL PROVISIONS

1.          Dividends. The Board of Directors may from time to time declare, and the Corporation may pay, dividends on its outstanding shares in cash, property, or its own shares pursuant to law and subject to the provisions of the Certificate of Incorporation.

2.          Reserves. The Board of Directors may by resolution create a reserve or reserves out of earned surplus for any proper purpose or purposes, and may abolish any such reserve in the same manner.

3.          Checks. All checks or demands for money and notes of the Corporation shall be signed by such officer or officers or such other person or persons as the Board of Directors may from time to time designate.

4.          Fiscal Year. The fiscal year of the Corporation shall end on December 31 of each year, unless otherwise fixed by resolution of the Board of Directors.

5.          Seal. The corporate seal shall have inscribed thereon the name and state of incorporation of the Corporation. The seal may be used by causing it or a facsimile thereof to be impressed or affixed or in any other manner reproduced.

Article Seven
AMENDMENTS OF BYLAWS

1.          Amendments and Bylaws. These Bylaws may be altered, amended or repealed or new Bylaws may be adopted at any meeting of the Board of Directors at which a quorum is present, by the affirmative vote of a majority of the directors present at such meeting. Subject to the rights of the holders of any series of preferred stock of the Corporation then outstanding, the stockholders may, by the affirmative vote of the holders of a majority of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class, make additional by-laws and may alter and repeal any by-laws whether such by-laws were originally adopted by them or otherwise; provided, however, that the affirmative vote of the holders of at least 66-2/3% of the voting power of all shares of the Corporation entitled to vote generally in the election of directors, voting as a single class, shall be required to amend, repeal or adopt any provisions inconsistent with, Sections 3, 12 or 15 of Article II, the last sentence of Section 1 of Article III or this Section 1 of Article VII of these Bylaws.

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